Exhibit 3.29

CERTIFICATE OF FORMATION

of

SOUTH BOSTON FF&E, LLC

This Certificate of Formation of SOUTH BOSTON FF&E, LLC dated as of January 19, 2007, is being filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST:                   The name of the limited liability company is South Boston FF&E, LLC.

SECOND:              The address of the registered office of the limited liability company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name and address of the registered agent at this address for service of process on the limited liability company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. Corporation Service Company is located in the County of New Castle.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

SOUTH BOSTON HOLDINGS, INC.

Signature:	/s/ Wade Smith

Name:	Wade Smith, Treasurer